Exhibit 5.1
January 10, 2011
Robbins & Myers, Inc.
51 Plum St., Suite 260
Dayton, OH 45440
Ladies and Gentlemen:
We have acted as counsel to Robbins & Myers, Inc., an Ohio corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to Form S-4 Registration Statement (Registration No. 333-170502) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 965,109 Common Shares, without par value (the “Common Shares”), of the Company that may be issued upon the exercise of options outstanding under the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010) (the “Plan”) on January 10, 2011 and converted into options to purchase Common Shares of the Company (“Converted T-3 Options”) pursuant to the terms of the Plan and the Agreement and Plan of Merger, dated as of October 6, 2010 (the “Merger Agreement”), among the Company, T-3 Energy Services, Inc., Triple Merger I, Inc., and Triple Merger II, Inc.
Please be advised that we have examined such originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Plan; (iv) the Amended Articles of Incorporation of the Company, as amended to date; and (v) the Code of Regulations of the Company, as currently in effect. We have also examined such other proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein.
Based upon the foregoing, it is our opinion that the Common Shares of the Company that may be issued upon the exercise of the Converted T-3 Options have been duly authorized and, when the Common Shares have been issued in accordance with the terms of the Plan and the Merger Agreement, such Common Shares will be legally issued, fully paid and nonassessable.
This opinion is limited in all respects to the Ohio General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

January 10, 2011

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention, or changes in laws that occur, which could affect the opinions contained herein.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Thompson Hine LLP
SSN/DAN